CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 41 to Registration Statement No. 333-182308 on Form N-1A of our report dated November 21, 2013, relating to the financial statements and financial highlights of First Trust Exchange-Traded Fund VI, comprised of First Trust NASDAQ Technology Dividend Index Fund, Multi-Asset Diversified Income Index Fund, and International Multi-Asset Diversified Income Index Fund appearing in the Annual Report on Form N-CSR for the year ended September 30, 2013 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
January 28, 2014